Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial statements of GigPeak, Inc. (“GigPeak”) and Magnum Semiconductor, Inc. (“Magnum”) as if the merger had occurred on January 1, 2015.

Pro Forma Combined Information

The following unaudited pro forma condensed combined balance sheet as of March 27, 2016 is based on (i) the historical consolidated balance sheet of GigPeak as of March 27, 2016 and (ii) the historical consolidated balance sheet of Magnum as of March 31, 2016. The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and the three months ended March 27, 2016 are based on (i) the historical consolidated statements of operations of GigPeak for the year ended December 31, 2015 and the three months ended March 27, 2016 and (ii) the historical consolidated statements of operations of Magnum for the year ended December 31, 2015 and the three months ended March 31, 2016.

Pro forma combined adjustments and the assumptions related to the Magnum acquisition were prepared using the purchase method of accounting and are based on the assumption that the acquisition of Magnum took place as of March 27, 2016 for purposes of the pro forma condensed combined balance sheet and January 1, 2015 for purposes of the pro forma condensed combined statements of operations.

In accordance with the purchase method of accounting, the actual consolidated financial statements of GigPeak will reflect the Magnum acquisition only from and after the date of acquisition.

The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the Magnum acquisition, including but not limited to those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

The pro forma condensed combined financial information has been prepared in accordance with the rules and regulations of the SEC. The pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

The pro forma condensed combined financial information below should be read together with GigPeak’s and Magnum’s historical consolidated financial statements and accompanying notes which have been previously filed with the SEC and Magnum’s historical consolidated financial statements and accompanying notes which are included in their Current Report on form 8-K/A as Exhibit 99.1 and Exhibit 99.2.

GIGPEAK, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 27, 2016
(in thousands)

	GigPeak	Magnum	Pro Forma Combined Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$36,827	$2,583	$(37,150)	(B)	$24,360
			22,100	(E)
Accounts receivable, net	9,039	1,212			10,251
Inventories	6,971	1,856	(529)	(D)	8,298
Prepaid and other current assets	788	414			1,202
Total current assets	53,625	6,065	(15,579)		44,111
Property and equipment, net	2,919	237			3,156
Intangible assets, net	4,210	6	(5)	(A)	29,731
			25,520	(C)
Goodwill	12,565	2,373	(2,373)	(A)	45,936
			33,371	(C)
Restricted cash	244	-			244
Other assets	1,457	14			1,471
Total assets	$75,020	$8,695	$40,934		$124,649

LIABILITIES, REDEEMABLE COMMON STOCK, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,866	$1,227			$5,093
Accrued compensation	1,576	1,174			2,750
Other current liabilities	2,296	2,388			4,684
Deferred revenue, net of associated costs		1,674	(116)	(F)	1,558
Notes payable, current		26,056	(26,033)	(A)	5,694
			5,671	(E)
Shareholder subordinated notes payable, current		5,323	(5,323)	(A)	-
Total current liabilities	7,738	37,842	(25,801)		19,779
Pension liabilities	354				354
Deferred revenue, long-term		2,918	(251)	(F)	2,667
Convertible preferred stock warrant liability		623	(623)	(A)
Long- term debt			16,429	(E)	16,429
Other long term liabilities	911	1,126	(530)	(A)	1,507
Total liabilities	9,003	42,509	(10,776)		40,736

Redeemable common stock	4,700	-			4,700

Redeemable convertible preferred stock	-	88,543	(88,543)	(A)	-

Stockholders’ equity (deficit)
Preferred stock	-	43	(43)	(A)	-
Common stock	46	4	(4)	(A)	53
			7	(B)
Additional paid-in capital	164,203	47,838	(47,838)	(A)	182,092
			17,889	(B)
Treasury stock	(2,209)	-			(2,209)
Accumulated other comprehensive income	344	-			344
Accumulated deficit	(101,067)	(170,242)	170,242	(A)	(101,067)
Total stockholders’ equity (deficit)	61,317	(122,357)	140,253		79,213
Total liabilities, redeemable common stock, redeemable convertible preferred stock and stockholders’ equity (deficit)	$75,020	$8,695	$40,934		$124,649

See accompanying notes to unaudited pro forma condensed combined financial information.

GIGPEAK, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2015
(in thousands, except per share amounts)

	GigPeak	Magnum	Pro Forma Combined Adjustments		Pro Forma Combined

Revenue	$40,394	$17,084	$-		$57,478
Cost of revenue	14,898	3,746	2,387	(G)	21,031
Gross profit	25,496	13,338	(2,387)		36,447
Operating expenses:
Research and development expense	12,955	15,391	-		28,346
Selling, general and administrative expense	11,127	5,368	378	(G)	16,873
Restructuring expense	-	1,640	-		1,640
Total operating expenses	24,082	22,399	378		46,859
Income (loss) from operations	1,414	(9,061)	(2,765)		(10,412)
Interest expense, net	(19)	(5,589)	(851)	(H)	(6,459)
Other income (expense), net	(76)	4,563	-		4,487
Income (loss) before provision for income taxes	1,319	(10,087)	(3,616)		(12,384)
Provision for income taxes	67	220	-		287
Income (loss) from consolidated companies	1,252	(10,307)	(3,616)		(12,671)
Loss on equity investment	(3)	-	-		(3)
Net income (loss)	1,249	(10,307)	(3,616)		(12,674)
Accretion of redeemable convertible preferred stock	-	228	(228)	(I)	-
Net income (loss) attributable to common stockholders	$1,249	$(10,079)	$(3,844)		$(12,674)

Net income (loss) attributable to common stockholders per share - basic and diluted	$0.03				$(0.29)

Shares used in computing basic net income (loss) attributable to common stockholders per share	36,624		6,879	(J)	43,503
Shares used in computing diluted net income (loss) attributable to common stockholders per share	38,114		5,389	(J)	43,503

See accompanying notes to unaudited pro forma condensed combined financial information.

GIGPEAK, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 27, 2016
(in thousands, except per share amounts)

	GigPeak	Magnum	Pro Forma Combined Adjustments		Pro Forma Combined

Revenue	$11,362	$3,269	$-		$14,631
Cost of revenue	3,683	405	597	(G)	4,685
Gross profit	7,679	2,864	(597)		9,946
Operating expenses:
Research and development expense	3,525	2,687	-		6,212
Selling, general and administrative expense	4,162	1,616	95	(G)	5,873
Total operating expenses	7,687	4,303	95		12,085
Loss from operations	(8)	(1,439)	(692)		(2,139)
Interest expense, net	-	(1,259)	(259)	(H)	(1,518)
Other expense, net	(4)	(254)	-		(258)
Net loss before provision for income taxes	(12)	(2,952)	(951)		(3,915)
Provision for income taxes	40	1	-		41
Net loss	(52)	(2,953)	(951)		(3,956)
Accretion of redeemable convertible preferred stock	-	56	(56)	(I)	-
Net loss attributable to common stockholders	$(52)	$(2,897)	$(1,007)		$(3,956)

Net loss attributable to common stockholders per share - basic and diluted	$(0.00)	-	-		$(0.08)

Shares used in computing basic and diluted net loss attributable to common stockholders per share	44,789	-	6,879	(J)	51,668

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Purchase Price Allocation

The purchase consideration for the merger of approximately $55.0 million consisted of $37.2 million cash used to repay Magnum’s outstanding debt and other liabilities and $17.9 million equity for the purchase of all of the shares of stock of Magnum.

The total purchase price of $55.0 million was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition as follows (in thousands):

Tangible assets acquired:
Cash and cash equivalents	$1,739
Accounts receivable	1,936
Inventories	1,293
Other current assets	291
Property and equipment	234
Other assets	17
Liabilities assumed:
Accounts payable	(1,279)
Accrued compensation	(1,146)
Other current liabilities	(2,959)
Long-term income tax payable	(581)
Other long-term liabilities	(2,680)
Identifiable intangible assets acquired:
Trade name	330
Developed technology	16,710
Customer relationships	800
In-process research and development	7,680
Goodwill	32,661

Total purchase price	$55,046

(2) Pro Forma Combined Adjustments

The following pro forma combined adjustments have been reflected in the unaudited pro forma condensed combined financial information. These adjustments give effect to pro forma events that are (i) directly attributable to the Magnum merger, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have continuing impact on the combined company.

Balance Sheet Adjustments

(A)
To eliminate Magnum’s historical goodwill, intangibles, goodwill related deferred tax, notes payable including the related accrued interest, convertible preferred stock warrant liability, equity accounts and accumulated deficit.

(B)
To reflect the preliminary purchase price including consideration of approximately $55.0 million, consisting of cash paid of $37.2 million and common stock issued of approximately $17.9 million, as shown above.

(C)	To reflect the establishment of identified intangible assets of $25.5 million and goodwill of $32.7 million.
(D)	To adjust Magnum’s inventory balance to estimated fair value as of March 31, 2016.

(E)	To record the loan that was entered into simultaneous with the acquisition and was part of the purchase transaction.
(F)	To adjust Magnum’s deferred revenue on uncompleted contracts as of March 31, 2016 to the estimated fair value of the fulfillment effort.

Income Statement Adjustments

(G)
To reflect the expense associated with the amortization of intangible assets using preliminary estimated lives between fifteen months to seven years based on the fair value of the related intangible assets.

(H)	To record the interest expense related to the term loan and line of credit.
(I)	To adjust accretion of redeemable convertible preferred stock assuming this transaction occurred at the beginning of the period.
(J)
To reflect the assumed issuance of basic common shares as a result of the transaction, assuming this transaction occurred at the beginning of the period, including the effect of anti-diluted shares due to the pro forma combined net loss attributable to common stockholders.

For purposes of preparing these unaudited pro forma condensed combined financial statements, the fair value of Magnum’s accounts receivable and property and equipment were estimated to approximate their carrying value on the date of acquisition.